SUB-ITEM 77(c)

MORGAN STANLEY INSURED MUNICIPAL SECURITIES

On November 14, 2008, a Special Meeting of Shareholders of the Trust was
scheduled in order to vote on the proposals set forth below. The voting results with respect to these proposals were as follows:

(1) Approval of a modification to the Trust's investment policies to allow the
Trust to invest, under normal market conditions, at least 80% of the Trust's net assets in municipal obligations which are covered by insurance guaranteeing the timely payment of principal and interest thereon and that are rated at least "A"
by a nationally recognized statistical rating organization ("NRSRO") or are unrated but judged to be of similar credit quality by the Trust's Investment
Adviser, or covered by insurance issued by insurers rated at least "A" by a
NRSRO:

        FOR                AGAINST             ABSTAIN              BNV*
     3,044,763             236,049             244,830               0

(2) Approval of a modification to the Trust's investment policies to allow the
Trust to invest up to 20% of the Trust's net assets in taxable or tax-exempt fixed income securities rated at least investment grade by a nationally recognized statistical rating organization or, if not rated, determined by the
Trust's Investment Adviser to be of comparable quality, including uninsured municipal obligations, obligations of the U.S. government, its respective agencies or instrumentalities, and other fixed income obligations, and, during periods in which the Investment Adviser believes that changes in economic, financial or political conditions make it advisable to do so, to invest an unlimited extent in such investments for temporary defensive purposes. The Trust may also invest in options, futures, swaps and other derivatives:

        FOR                AGAINST             ABSTAIN              BNV*
     3,011,213             254,427             260,002               0

(3) Eliminate certain fundamental policies and restrictions:

                                                                                    FOR         AGAINST       ABSTAIN         BNV*
Eliminate fundamental policy restricting the Trust's ability to pledge
assets.......................................................................... 2,831,182      353,454       341,007          0
Eliminate fundamental policy restricting purchases of securities on
margin.......................................................................... 2,802,774      387,869       335,000          0
Eliminate fundamental policy prohibiting investments in oil, gas and other
types of mineral leases......................................................... 2,853,835      347,037       324,771          0
Eliminate fundamental policy prohibiting investments for purposes of
exercising control.............................................................. 2,856,599      343,670       325,374          0
Eliminate fundamental policy regarding investments in unseasoned
companies....................................................................... 2,804,510      380,112       341,021          0
Eliminate fundamental policy prohibiting or restricting the purchase of
securities of issuers in which trustees or officers have an interest............ 2,807,788      386,101       331,754          0
Eliminate fundamental policy regarding purchase of common stock................. 2,892,359      322,212       311,072          0
Eliminate fundamental policy restricting investments in taxable debt
securities of any one issuer.................................................... 2,870,408      355,127       300,108          0
Eliminate fundamental policy regarding the purchase or sale of puts, calls
and combinations thereof........................................................ 2,815,756      380,153       329,734          0
Eliminate fundamental policy regarding the short sale of securities............. 2,815,453      394,336       315,854          0
Eliminate fundamental policy prohibiting investments in other investment
companies....................................................................... 2,882,806      337,888       304,949          0

(4) Modify certain fundamental investment policies and restrictions:

                                                                                    FOR         AGAINST       ABSTAIN         BNV*
Modify fundamental policy regarding diversification............................. 2,892,669      339,024       293,950          0
Modify fundamental policy regarding borrowing money............................. 2,810,100      394,590       320,953          0
Modify fundamental policy regarding loans....................................... 2,807,703      393,663       324,277          0
Modify fundamental policy regarding investment in commodities................... 2,811,670      390,044       323,929          0
Modify fundamental policy regarding issuance of senior securities............... 2,861,291      337,094       327,258          0

* Broker "non-votes" are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.